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                                                                     Exhibit 5.1

              [TROUTMAN SANDERS MAYS & VALENTINE LLP LETTERHEAD]


                               January 15, 2002



Board of Directors
FNB Corporation
105 Arbor Drive
Christiansburg, Virginia 24068

Ladies and Gentlemen:

     This letter is in reference to the Registration Statement on Form S-4 dated January 15, 2002, (the "Registration Statement") filed by FNB Corporation (the "Company") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), to register 130,968 additional shares of Common Stock, $5.00 par value per share (the "Shares"), pursuant to Rule 462(b) under the Act, in connection with the merger of Salem Community Bankshares, Inc., a Virginia corporation ("Salem") with and into the Company, pursuant to an Agreement and Plan of Merger, dated as of July 31, 2001, by and between Salem and the Company.

     We have examined such corporate proceedings, records and documents as we considered necessary for the purposes of this opinion. We have relied upon certificates of officers of the Company where we have deemed it necessary in connection with our opinion.

     Based upon such examination, it is our opinion that the aforementioned Shares, when issued will be validly issued, fully paid and nonassessable under the laws of the Commonwealth of Virginia.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                                   /s/ TROUTMAN SANDERS MAYS & VALENTINE LLP